POWER OF ATTORNEY

I, Patrick K. Griffin, hereby grant Power of Attorney to the following individuals to sign forms on my behalf to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934; James F. Petelle, Scot R. Jafroodi and Sheila M. Spencer.  This Power of Attorney shall remain effective so long as I am required to file reports under Section 16(a) by virtue of my position as an officer with Insteel Industries Inc.

/S/ Patrick K. Griffin	01/31/2023
Patrick K. Griffin	Date